U.S. SECURITIES AND EXCHANGE COMMISSION

Litigation Release No. 16484 / March 24, 2000

SECURITIES AND EXCHANGE COMMISSION v. eCONNECT AND THOMAS S.
HUGHES, Civil Action No. CV 00 02959 AHM (C.D. Cal.)

The Securities and Exchange Commission ("Commission") announced that on March 24, 2000, the Honorable Margaret M. Morrow, United States District Judge for the Central District of California, issued a temporary restraining order prohibiting eConnect, a publicly traded corporation, and its president, Thomas S. Hughes ("Hughes"), from committing violations of the antifraud provisions of the federal securities laws. Hughes and eConnect consented to the temporary restraining order, which will expire after sixty days at or before which time the Court will hear the Commission's request for a preliminary injunction.

The Commission's complaint, filed on March 23, alleges that since February 28, 2000, eConnect has issued false and misleading press releases claiming: (1) eConnect and its joint venture partner had a unique licensing arrangement with PalmPilot; and (2) a subsidiary of eConnect had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. In fact, eConnect has no licensing arrangement whatsoever with Palm, Inc., and the "strategic alliance" is no more than a letter of intent between a brokerage and a joint venture partner of eConnect. The complaint further alleges that the fraudulent press releases, which were disseminated through a wire service as well as by postings on internet bulletin boards, caused a dramatic rise in the price of eConnect stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The Commission suspended trading in eConnect's stock on March 13. The complaint alleges that despite the trading suspension and the Commission's related investigation, eConnect and Hughes continued to issue false and misleading statements concerning eConnect's business opportunities.

The Commission obtained an order temporarily restraining eConnect and Hughes committed from committing securities fraud in violation of Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 10b-5 thereunder. In addition to the interim relief granted today, the Commission seeks a final judgment against eConnect and Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and assessing civil penalties against them.